Exhibit 99.1

CAMAC Energy 1330 Post Oak Blvd., Suite 2250 Houston, TX 77056 www.camacenergy.com

News Release

March 12, 2015

CAMAC Energy Announces Full Year and Fourth Quarter 2014 Results

Provides Operational Update on its West and East Africa Operations

HOUSTON, March 12, 2015 - CAMAC Energy Inc. (“CAMAC” or the “Company”) (NYSE MKT: CAK) announced today financial and operational results for the year ended December 31, 2014.

2014 Highlights:

●	Successfully drilled the Oyo-8 well and encountered four new oil and gas reservoirs;
●	Acquired 100% economic interest in OMLs 120 and 121 offshore Nigeria;
●	Increased unrisked P50 recoverable resource estimates of four top-priority exploration prospects offshore Nigeria fivefold;
●	Completed a $270 million private placement with the Public Investment Corporation (SOC) Limited;
●	Secured a $100 million credit facility;
●	Signed a Petroleum Agreement with the Government of Ghana for the Expanded Shallow Water Tano Block;
●	Commenced a secondary listing on the Johannesburg Stock Exchange.

Nigeria

The Oyo field averaged 1,300 barrels of oil per day (bbls/d). Oyo-8 was successfully drilled to a total depth of 6,059 feet, and encountered four new oil and gas reservoirs with a total gross hydrocarbon thickness of 112 feet, based on results from the logging-while-drilling data, reservoir pressure measurement, and reservoir fluid sampling. The Company commenced and is near completion of the Oyo field facilities expansion, which will allow for increased production from the Oyo development program. Flowlines and other subsea equipment from Oyo-5 and Oyo-6 were installed and tested on the Oyo-7 and Oyo-8 wells to facilitate the tie-in of production from the two wells.

CAMAC high-graded four of the prospects in OMLs 120 and 121 to drill-ready status, which target a combined 2,377 million barrels of oil, P50 recoverable resources. Three of these prospects will target the highly-prolific Miocene formation confirmed in the exploration portion of the previously drilled Oyo-7 development well. The Company plans to drill the first of these Miocene prospects in 2015 and is in active discussions with potential farm-in partners.

In December 2014, the Company entered into a contract with a unit of Transocean Ltd. for the drilling rig Sedco Express and is currently using this rig to horizontally complete the Oyo-8 well. The rig will then move to the Oyo-7 location to commence completion operations on the Oyo-7 well.

Ghana

In April 2014, the Company signed a Petroleum Agreement relating to the Expanded Shallow Water Tano block located in the Tano Basin offshore Ghana. CAMAC signed the Joint Operating Agreement with its joint venture partners in January 2015.  The Company has been named operator, holds a 30% interest, and has commenced work towards determining commerciality of the three previously-discovered fields. Additionally, in light of recent nearby discoveries and related regional play concepts, CAMAC is studying possible exploration targets in the block.

Kenya

The Company made good progress in Kenya during 2014. An Environmental and Social Impact Study was initiated and completed in March 2014. Subsequently, 2-D seismic was acquired on offshore blocks L27 and L28 and on the onshore blocks L1B and L16. The Company has thus completed 2-D seismic acquisitions covering both offshore blocks, and both onshore blocks. These four blocks cover a total of nine million acres.

A regional geological and geophysical study on the L27 and L28 offshore blocks by Robertson Research is also ongoing and expected to be completed in mid-2015. The Company is currently making plans to acquire 2-D seismic on the offshore portion of block L-16, but has essentially satisfied the work obligations of the initial exploration period required by the licence agreement.

Gambia

In April 2014, the Company completed a regional geology and geophysical study of offshore blocks A2 and A5. CAMAC’s next step is to acquire 3-D seismic over the most promising areas and has contracted with Polarcus for the 3-D seismic acquisition. CAMAC is engaged in active discussions with the government of The Gambia to extend the exploration period of the licenses, which it believes will be successful, and is also in discussions with a potential partner to farm-out a portion of its rights under the licenses.

Results of Operations

For 2014, CAMAC reported a net loss of $96 million, or $0.08 per basic and diluted share. Revenues were $53.8 million, or $106.41 per barrel, on average production of 1,300 barrels of oil per day, net of royalties. There was no production in the fourth quarter 2014 due to the shut-in of Oyo-5 and Oyo-6 wells in preparation of tying-in Oyo-7 and Oyo-8 wells. Cash and cash equivalents at December 31, 2014 was $25.1 million.

Year-End Reserves

The Company’s total net proved oil reserves as of December 31, 2014 increased 6% to 9.1 million barrels (MMbbls), versus 8.5 MMbbls for the year-end 2013. The PV-10 of the net proved reserves increased 134% to $237.1 million compared to $101.30 at year-end 2013.

Conference Call

CAMAC will host a conference call today, March 12, 2015 at 10 a.m. CT (11 a.m. ET) to discuss full year and fourth quarter results, current operations and the Company’s outlook for 2015. The dial-in number is 1 877-317-6789 in the United States or +1 412-317-6789 internationally. To access the live audio webcast, please visit the “Investors” section of the Company’s website at www.camacenergy.com.

About CAMAC Energy

CAMAC Energy is an independent oil and gas exploration and production company focused on energy resources in sub-Saharan Africa.  Its asset portfolio consists of nine licenses across four countries covering an area of 43,000 square kilometers, including current production and other exploration projects offshore Nigeria, as well as exploration licenses offshore Ghana, Kenya, and Gambia, and onshore Kenya.  CAMAC Energy is headquartered in Houston, Texas. For more information about CAMAC Energy, please visit www.camacenergy.com.

Resource Estimates

This press release refers to prospective resources, including recoverable resources and resources in place. The Securities and Exchange Commission (“SEC”) permits oil and gas companies, in their filings with the SEC, to disclose only “reserves,” as that term is defined under SEC rules. Prospective resources are those quantities of petroleum estimated, as at a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective resources have both an associated chance of discovery and a chance of development. Investors should not assume there will be any discovery associated with prospective resources, or that any discovery will be economically drillable or ever be upgraded into reserves.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, concerning activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. The Company’s actual results could differ materially from those anticipated or implied in these forward-looking statements due to a variety of factors, including the Company’s ability to successfully finance, drill and develop the wells and prospects identified in this release and risks and other risk factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. You should not place undue reliance on forward-looking statements, which speak only as of their respective dates. The Company undertakes no duty to update these forward-looking statements.

Source:  CAMAC Energy Inc.

Investors:

Christopher D. Heath

Director, Corporate Finance and Investor Relations

713-797-2945

chris.heath@camacenergy.com

Media:

Lionel C. McBee

Manager, Corporate Communications

713-797-2960

lionel.mcbee@camacenergy.com

CAMAC ENERGY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended December 31,
	2014 (Unaudited)	2013	2012
Revenues:
Crude oil sales, net of royalties	$53,844	$63,736	$74,667

Operating costs and expenses:
Production costs	94,808	70,427	41,555
Exploratory expenses	14,283	5,501	3,236
Depreciation, depletion and amortization	23,756	16,875	51,002
General and administrative expenses	14,322	14,460	10,998
Total operating costs and expenses	147,169	107,263	106,791

Operating loss	(93,325)	(43,527)	(32,124)

Other income (expense):
Currency transaction gain (loss)	1,758	224	(22)
Interest expense	(4,383)	(99)	(117)
Other, net	(358)	(87)	(443)
Total other income (expense)	(2,983)	38	(582)

Loss from continuing operations before income taxes	(96,308)	(43,489)	(32,706)
Income tax expense	-	-	-
Net loss from continuing operations	(96,308)	(43,489)	(32,706)

Discontinued operations
Net loss from discontinued operations, net of tax	-	(36)	(991)
Gain on divestiture, net	-	-	4,160
Net (loss) income from discontinued operations	-	(36)	3,169

Net loss before non-controlling interests	(96,308)	(43,525)	(29,537)
Non-controlling interests - discontinued operations	-	-	8
Net loss before non-controlling interest from continuing operations	(96,308)	(43,525)	(29,529)

Net loss attributable to non-controlling interest	246	-	-

Net loss attributable to CAMAC Energy Inc.	$(96,062)	$(43,525)	$(29,529)

Net (loss) income per common share attributable to CAMAC Energy Inc. - basic:
Continuing operations	$(0.08)	$(0.05)	$(0.05)
Discontinued operations	$-	$(0.00)	$0.01
Total	$(0.08)	$(0.05)	$(0.05)
Net (loss) income per common share attributable to CAMAC Energy Inc. - diluted:
Continuing operations	$(0.08)	$(0.05)	$(0.05)
Discontinued operations	$-	$(0.00)	$0.01
Total	$(0.08)	$(0.05)	$(0.05)
Weighted-average common shares outstanding:
Basic	1,168,468	878,710	628,101
Diluted	1,168,468	878,710	628,101

CAMAC ENERGY INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of December 31,
	2014 (Unaudited)	2013
ASSETS
Current assets:
Cash and cash equivalents	$25,143	$163
Restricted cash	1,496	-
Accounts receivable – partners	496	-
Accounts receivable - related party	624	1,650
Accounts receivable – other	54	86
Crude oil inventory	1,089	16,254
Prepaids and other current assets	2,929	232
Total current assets	31,831	18,385

Property, plant and equipment:
Oil and gas properties (successful efforts method of accounting), net	595,269	435,035
Other property, plant and equipment, net	1,060	752
Total property, plant and equipment, net	596,329	435,787

Other non-current assets
Restricted cash	8,909	-
Debt issuance costs	1,307	-
Other non-current assets	67	52
Other assets, net	10,283	52

Total assets	$638,443	$454,224

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$108,047	$12,886
Accounts payable and accrued liabilities - related party	9,391	26,228
Asset retirement obligations	12,703	12,479
Current portion of long-term debt	6,200	-
Short-term notes payable - related party	-	6,496
Total current liabilities	136,341	58,089

Term loan facility	93,000	-
Long-term notes payable - related party	61,185	-
Asset retirement obligations	13,830	8,122
Other long-term liabilities	82	67

Total liabilities	304,438	66,278

Commitments and contingencies

Equity:
Preferred stock $0.001 par value - 50,000,000 shares authorized; none issued and outstanding as of December 31, 2014 and 2013, respectively	-	-
Common stock $0.001 par value - 2,500,000,000 shares authorized; 1,261,845,103 and 879,817,093 shares outstanding as of December 31, 2014 and 2013, respectively	1,262	879
Additional paid-in capital	777,043	735,959
Accumulated deficit	(444,954)	(348,892)
Total equity - CAMAC Energy Inc.	333,351	387,946
Non-controlling interests	654	-
Total equity	334,005	387,946

Total liabilities and equity	$638,443	$454,224

CAMAC ENERGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2014 (Unaudited)	2013	2012
Cash flows from operating activities
Net loss, including non-controlling interest	$(96,308)	$(43,525)	$(29,537)

Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Depreciation, depletion and amortization	21,590	14,640	49,963
Asset retirement obligation accretion	2,166	2,235	1,047
Amortization of debt issuance costs	147	-	-
Related party liability offset	(32,880)	-	-
Unrealized currency transaction (gain) loss	(1,572)	(224)	22
Share-based compensation	3,095	2,013	739
Dry hole costs	-	-	(37)
Gain on divestiture, net	-	-	(4,160)
Other	(17)	16	55
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	562	(3,046)	12,836
(Increase) decrease in inventories	14,512	(14,004)	(1,483)
(Increase) decrease in prepaids and other current assets	(1,672)	156	649
(Increase) decrease in other non-current assets	(15)	-	-
Increase (decrease) in accounts payable and accrued liabilities	56,845	5,114	(20,660)
Net cash (used in) provided by operating activities	(33,547)	(36,625)	9,434

Cash flows from investing activities
Capital expenditures	(128,510)	(602)	(3,576)
Allied transaction	(170,000)	-	-
Proceeds from divestiture, net	-	-	2,364
Decrease in other assets	-	-	465
Proceeds from the sale long-term investments	-	-	1,966
Net cash (used in) provided by investing activities	(298,510)	(602)	1,219

Cash flows from financing activities
Proceeds from the issuance of common stock	270,000	-	-
Proceeds from the exercise of stock options	415	-	3
Proceeds from term loan facility	100,000	-	-
Debt issuance costs	(2,082)	-	-
Proceeds (repayments) of note payable - related party, net	10,649	4,350	(5,128)
Funds restricted for debt service	(10,405)	-	-
Allied Transaction adjustments	(12,440)	29,234	(15,331)
Funding from non-controlling interest	900	-	-
Net cash provided by (used in) financing activities	357,037	33,584	(20,456)

Effect of exchange rate on cash and cash equivalents	-	-	(17)

Net increase (decrease) in cash and cash equivalents	24,980	(3,643)	(9,820)
Cash and cash equivalents at beginning of year	163	3,806	13,626
Cash and cash equivalents at end of year	$25,143	$163	$3,806

Supplemental disclosure of cash flow information
Cash paid for:
Interest, net	$8	$99	$117
Contingent consideration stock	$-	$-	$890
Supplemental disclosure of non-cash investing and financing activities:
Non-subsidiary common stock received as partial proceeds from divestiture, net	$-	$-	$1,877
Related party accounts payable, net, settled with related party notes payable	$(32,880)	$1,274	$-
Non-cash gain from asset retirement obligation extinguishment	$-	$5,833	$-
Change in asset retirement obligation estimate	$3,766	$-	$-
Net assets contributed by parent	$-	$61,205	$190,925